FINANCIAL INVESTORS TRUST

AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN
(Institutional Class)

This Amended and Restated Shareholder Services Plan (the “Plan”) dated June 14, 2023 constitutes the shareholder services plan of the Institutional Class shares (the “Institutional Class Shares”) of the Funds listed on Schedule A (together, the “Funds”), each a series of Financial Investors Trust (the “Trust”).

Section 1. The Funds are authorized to compensate certain financial intermediaries, including broker-dealers and Fund affiliates, but excluding any financial intermediaries that provide transfer agency and other services in a non-omnibus account format that entered into a shareholder servicing or similar agreement with one or more of the Funds after June 14, 2023 (“Participating Organizations”) an aggregate fee in an amount not to exceed on an annual basis 0.05% for Institutional Class Shares of the average daily net asset value of the Institutional Class Shares of the Funds (the “Plan Fee”) attributable to or held in the name of a Participating Organization pursuant to an agreement with such Participating Organization (“Agreement”). Each Agreement will set forth the non-distribution related shareholder services to be performed by the Participating Organization for the benefit of Trust’s shareholders who have elected to have such Participating Organization service their accounts (“Services”).

Such Services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to a Participating Organization’s Clients (each a “beneficial shareholder” and collectively “beneficial shareholders”) who invest in the Funds or Class, as applicable; (b) aggregating and processing of beneficial shareholders’ orders; (c) processing dividend and other distribution payments from the Funds on behalf of beneficial shareholders; (d) preparing tax reports or forms on behalf of beneficial shareholders; (e) forwarding communications from the Funds to beneficial shareholders; and (f) providing such other similar Services as applicable statutes, rules or regulations permit.

Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated as to the Institutional Class Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a)       That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b)       That such agreement shall terminate automatically in the event of its assignment.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.

FINANCIAL INVESTORS TRUST

By:	/s/ Lucas Foss
Name:	Lucas Foss
Title:	President

Approved: March 11, 2016

Revised: June 14, 2023

Schedule A

Name of Fund
Seafarer Overseas Growth & Income Fund
Seafarer Overseas Value Fund